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                                                                    EXHIBIT 10.2


                        LICENSING AND MARKETING AGREEMENT


         THIS LICENSING AND MARKETING AGREEMENT ("LICENSING AND MARKETING AGREEMENT") is made as of January 1, 2001 (the "EFFECTIVE DATE") by and between NTN Communications, Inc., a Delaware corporation, with offices located at 5966 La Place Court, Carlsbad, CA 92008 ("NTN") and BUZZTIME, Inc., a Delaware corporation, with offices located at 5966 La Place Court, Carlsbad, CA 92008 (the "BUZZTIME").


                                    RECITALS

     A. BUZZTIME desires to license to NTN the elements of its core proprietary technologies, trademarks and content, as well as Improvements thereto, as necessary for the distribution of the BUZZTIME Content by NTN to the Commercial Market.

     B. BUZZTIME is in the business of developing and producing content and technology for distribution by: (1) NTN to the Commercial Market (as hereinafter defined); and (2) BUZZTIME to the Consumer Market (as hereinafter defined).

     C. NTN desires to license to BUZZTIME the elements of the NTN proprietary technologies, trademarks and Content as necessary for distribution of the BUZZTIME Content by BUZZTIME to the Consumer Market and for purpose of enabling BUZZTIME to furnish its core proprietary technologies, trademarks and content to NTN.

     D. Each of NTN and BUZZTIME desires to promote the other Party and its respective products and service offerings via various media.

     E. Each of NTN and BUZZTIME desires to set forth their respective rights, duties and obligations in this Licensing and Marketing Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1: DEFINITIONS

THE FOLLOWING TERMS WHEN USED IN THIS LICENSING AND MARKETING AGREEMENT, WHETHER SINGULAR OR PLURAL, SHALL (UNLESS EXPRESSLY PROVIDED HEREIN OR UNLESS THE CONTEXT OTHERWISE REQUIRES) HAVE THE FOLLOWING RESPECTIVE MEANINGS:

1.1 "AFFILIATE" means any person or entity in which either Party or any owner, majority shareholder, officer or director of either Party has any direct beneficial or ownership interest or is a joint venture partner.


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1.2      "BUZZTIME BUSINESS" means that business conducted by BUZZTIME, which includes distribution of BUZZTIME Content to the Consumer Market, and specifically excludes the distribution of BUZZTIME Content to the Commercial Market.

1.3 "BUZZTIME CONTENT" means all Content (other than advertising Content) owned by or licensed to BUZZTIME (or any of its Affiliates) and used in the BUZZTIME Business.

1.4      "BUZZTIME CONTENT LICENSE" means the license granted in Article 2.3.

1.5 "BUZZTIME MARKS" means all present and future trademarks and service marks owned by or licensed to BUZZTIME and used in the BUZZTIME Business.

1.6 "BUZZTIME PLAYER DATA" means personal player information and data captured by BUZZTIME.

1.7 "BUZZTIME PREMIUM GAMES" means games that utilize original content that has not been previously provisioned for, or made available to players as part of, any BUZZTIME game.

1.8 "BUZZTIME TECHNOLOGIES" means those portions of the following Technology that stores, organizes, manipulates, provides and otherwise exploits trivia questions and answers (known as the "trivia backend") and database Technology, to the extent that either of the foregoing Technologies are required or useful to distribute, exploit and support the BUZZTIME Content on the NTN Network.

1.9 "BUZZTIME TECHNOLOGIES LICENSE" means the License granted in Article 2.1, as depicted in Schedule "A".

1.10     "BUZZTIME TRADEMARK LICENSE" means the License granted in Article 2.2.

1.11 "COMMERCIAL ACTIVATION DATE" means the date the BUZZTIME Premium Games are first made available to players.

1.12 "COMMERCIAL MARKET" means the market comprised of commercial business establishments and venues that provide goods and services to multiple consumers including, but not limited to, restaurants, sports bars, hotel rooms, hotel lobbies/lounges, hospitals, stadiums, coliseums, entertainment/hospitality locations, cruise line and recreational facilities (specifically excluding consumer wireless mobile devices and content that is also generally intended for use outside of any specific commercial venue) and other "out-of-home" environments.

1.13 "COMPOSITE MARK" means a trademark that consists of: (i) a BUZZTIME Mark used in combination with any trademark owned by NTN or licensed to NTN by any third party; and ii) an NTN Mark used in combination with any trademark owned by BUZZTIME or licensed to BUZZTIME by any third party.



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1.14     "CONFIDENTIAL INFORMATION" means all confidential and proprietary information disclosed by one Party or any of its Affiliates to the other Party or any of its Affiliates, including: (i) information disclosed in writing and marked "confidential," (ii) information disclosed orally and identified as confidential at the time of disclosure, (iii) information which the receiving Party knows or has reason to know is confidential, trade secret or proprietary information of the disclosing Party, (iv) in the case of BUZZTIME, the BUZZTIME Technologies, whether disclosed to NTN on, before or after the date of this Licensing and Marketing Agreement; and (iv) in the case of NTN, the NTN Technologies, whether disclosed to BUZZTIME on, before or after the date of this Licensing and Marketing Agreement.

1.15 "CONSUMER MARKET" means the consumer market comprised of Internet and online services, interactive television, mobile telephones, consumer wireless networks, hand-held devices and other consumer platforms available to, or accessible by, the general public, but specifically excluding the Commercial Market.

1.16 "CONTENT" means any information or data in any format, whether or not interactive in nature, including graphics and text, other than the BUZZTIME Technologies and the NTN Technologies and excluding player data, Usage Data, and advertising.

1.17 "DERIVATIVE WORKS" means a work based upon one or more preexisting works, such as a translation, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted, or a work consisting of editorial revisions, annotations, elaborations, or other modifications which, as a whole, represent an original work of authorship; and any "compilation" which is a work formed by the collection and assembling of preexisting materials or of data that are selected, coordinated, or arranged in such a way that the resulting work as a whole constitutes an original work of authorship, and including collective works.

1.18 "IMPROVEMENTS" means bug fixes, error corrections, improvements, modifications, enhancements, additions, extensions, new releases, new versions, upgrades, updates, Derivative Works, next generation replacement products, translations and localizations

         (a) of the BUZZTIME Technologies developed, owned or acquired by or licensed to BUZZTIME; or

         (b) of the NTN Technologies developed, owned, or acquired by or licensed to NTN.

1.19 "INTELLECTUAL PROPERTY RIGHTS" means all patent rights, copyright rights (including, but not limited to, rights in music and audiovisual works), trademark rights, trade secret rights, design rights and confidentiality rights and any other intellectual property rights recognized by the law of each applicable jurisdiction.

1.20 "NTN BUSINESS" means the business conducted by NTN, which includes the distribution of Content to the Commercial Market, and specifically excluding the distribution of BUZZTIME Content to the Consumer Market.



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1.21     "NTN CONTENT" means all Content (other than advertising Content) owned by or licensed to NTN and used in the NTN Business.

1.22 "NTN MARKS" means all present and future trademarks and service marks owned by or licensed to NTN and used in the NTN Business.

1.23 "NTN NETWORK" means NTN's interactive television network, featuring sports, trivia and various interactive games which are broadcast to the Commercial Market.

1.24 "NTN PLAYER DATA" means personal player information and data collected by NTN, such as that data included in NTN's Players Plus(R) database.

1.25 "NTN TECHNOLOGIES" means those portions of the following Technology in which NTN has any right, title or interest: Technology (known as Broadcast Director Software Referee) that enables the recording of live event data in a form capable of being broadcast over the NTN Network.

1.26 "NTN TECHNOLOGIES LICENSE" means the License granted in Article 2.5, as depicted in Schedule "A".

1.27     "NTN TRADEMARK LICENSE" means the License granted in Article 2.4.

1.28     "PARTY" means a party to this Licensing and Marketing Agreement.

1.29 "STANDARD NTN CONTENT FORMAT" means the data format of the BUZZTIME Content delivered to NTN for use in the NTN Business as set forth in Schedule "B".

1.30 SUPPORT SERVICES" means the services to be provided by BUZZTIME as specified in Articles 4.5 and 4.6.

1.31 "TECHNOLOGY" means hardware, software (including source code, object code, and executable code), firmware, ideas, algorithms, tools, techniques, methods, processes, trade secrets, information, technical data, technical databases, technical data compilations and collections (but in any case excluding trivia questions and databases thereof), documentation, designs, inventions (whether or not patentable), improvements, enhancements and technology.

1.32     "TERM" is defined in Article 12.1.

1.33 "USAGE DATA" means information and data captured as a result of use of the BUZZTIME Content as distributed by NTN.



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                          ARTICLE 2: GRANT OF LICENSES

2.1 BUZZTIME Technologies License. BUZZTIME hereby grants to NTN, subject to any contractual restrictions governing the usage of any BUZZTIME Technologies imposed by pre-existing agreements with third parties (other than Affiliates), a non-transferable (except as expressly permitted by this Licensing and Marketing Agreement), exclusive (as against third parties and as against BUZZTIME), perpetual, worldwide, royalty-free License to use, customize and exploit the BUZZTIME Technologies and to sublicense only to the extent necessary to enable the distribution by NTN of the BUZZTIME Content to the Commercial Market.

2.2      BUZZTIME Trademark License.

         (a) Grant of Rights. BUZZTIME hereby grants to NTN an exclusive, non-transferable (except as expressly permitted in this License and Marketing Agreement), perpetual, worldwide, royalty-free license:

                  (i) to use the BUZZTIME Marks (either alone or as part of any Composite Mark) in connection with distribution of the BUZZTIME Content by NTN to the Commercial Market; and

                  (ii) to apply jointly with BUZZTIME for registration of the Composite Marks for use by NTN in the NTN Business, but NTN will not otherwise register or seek protection for any BUZZTIME Marks or Composite Marks, without the prior written consent of BUZZTIME, which consent may be withheld in BUZZTIME'S sole discretion provided, that the Trademark License granted under this
                  Article 2.2(a) is subject to: (i) in the case of BUZZTIME Marks licensed to BUZZTIME by third parties, any contractual restrictions governing the usage of such BUZZTIME Marks imposed by agreements with third parties (other than Affiliates), and (ii) in the case of BUZZTIME Marks owned by BUZZTIME, any contractual restrictions governing the usage of such BUZZTIME Marks imposed by agreements with third parties (other than Affiliates) existing at the time at which BUZZTIME obtains ownership of such BUZZTIME Marks. BUZZTIME shall concurrently with making available the BUZZTIME Marks advise NTN of any contractual restrictions of the type described in this Article 2.2(a) that apply to the use of the BUZZTIME Marks in the NTN Business. The license set forth in Article 2.2(a)(i) is sublicensable only to the extent necessary to enable the distribution, promotion, marketing and advertising by NTN of the BUZZTIME Content in and to the Commercial Market. The license set forth in Article 2.2(a)(ii) is not sublicensable.



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         (b)      Use of BUZZTIME Marks. NTN hereby agrees that it shall:

                  (i) use the BUZZTIME Marks (either alone or as part of any Composite Mark) in accordance with BUZZTIME'S then-current trademark guidelines set out in Schedule "C" as amended from time to time to protect BUZZTIME'S rights (which such trademark guidelines shall be consistent with and in no event be more onerous than those guidelines applicable to BUZZTIME'S other distributors); provided, that BUZZTIME shall provide NTN with reasonable (taking into account the nature of the changes made to the trademark guidelines and the then-current use of the BUZZTIME Marks in NTN's Business) notice of any such change; and

                  (ii) not do or cause anything to be done that may adversely affect BUZZTIME's title in the BUZZTIME Marks or call into question the validity of that title or the registration of the BUZZTIME Marks.

2.3 BUZZTIME Content License. BUZZTIME hereby grants to NTN, subject to any contractual restrictions governing the usage of the BUZZTIME Content imposed by pre-existing agreements with third parties (other than Affiliates) including, without limitation, any rights of approval and/or payment of any incremental cost directly attributable to the distribution of such BUZZTIME Content, a non-transferable (except as expressly permitted by this Licensing and Marketing Agreement), perpetual, worldwide, royalty-free License to use, customize (including but not limited to modification, editing and augmenting) and exploit BUZZTIME Content created prior to and existing at December 31, 1999 ("Pre-Existing Content") as set forth in Schedule "D", along with any updates made by BUZZTIME to the Pre-existing Content, in the NTN Business and to sub-License the BUZZTIME Content to the extent necessary to enable distribution of the BUZZTIME Content by NTN to the Commercial Market. The license granted herein includes rights to any and all new BUZZTIME Content created by BUZZTIME during the ordinary course of business from and after December 31, 1999 ("Additional BUZZTIME Content"); however, at any time after the initial five (5) years of the Term, should BUZZTIME elect to terminate the creation and development of Additional BUZZTIME Content, BUZZTIME shall provide NTN with twelve (12) months' written notice prior to the effective date of such termination.

2.4      NTN Trademark License.

         (a) Grant of Rights. NTN hereby grants to BUZZTIME a non-transferable (except as expressly permitted in this License and Marketing Agreement), worldwide, royalty-free license for so long as BUZZTIME shall provide Content to NTN pursuant to the license granted in Article 2.3:

                  (i) to use the NTN Marks and the Composite Marks in connection with distribution of the BUZZTIME Content to, and promotion of NTN by BUZZTIME in, the Consumer Market;



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                  (ii)     to apply jointly with NTN for registration of the
                           Composite Marks for use by BUZZTIME in the BUZZTIME Business, but BUZZTIME will not otherwise register or seek protection for any NTN Marks or Composite Marks, without the prior written consent of NTN, which consent may be withheld in NTN's sole discretion provided, that the trademark license granted under this
                  Article 2.4 is subject to: (i) in the case of NTN Marks licensed to NTN by third parties, any contractual restrictions governing the usage of such NTN Marks imposed by agreements with third parties (other than Affiliates), and (ii) in the case of NTN Marks owned by NTN, any contractual restrictions governing the usage of such NTN Marks imposed by agreements with third parties (other than Affiliates) existing at the time at which NTN obtains ownership of such NTN Marks. NTN shall concurrently with making available the NTN Marks and Composite Marks advise BUZZTIME of any contractual restrictions of the type described in this Article 2.4 that apply to the use of the NTN Marks or Composite Marks in the BUZZTIME Business. The license set forth in this Article 2.4 is sublicensable only to the extent necessary to enable the distribution, promotion, marketing, and advertising by BUZZTIME of the BUZZTIME Content to the Consumer Market.

         (b)      Use of NTN Marks. BUZZTIME hereby agrees that it shall:

                  (i) use the NTN Marks and the Composite Marks in accordance with NTN'S then-current trademark guidelines set out in Schedule "E" as amended from time to time to protect NTN'S rights (which such trademark guidelines shall be consistent with and in no event be more onerous than those guidelines applicable to NTN'S other distributors); provided, that NTN shall provide BUZZTIME with reasonable (taking into account the nature of the changes made to the trademark guidelines and the then-current use of the NTN Marks and Composite Marks in BUZZTIME'S Business) notice of any such change; and

                  (ii) not do or cause anything to be done that may adversely affect NTN's title in the Composite Marks or NTN Marks or call into question the validity of that title or the registration of the Composite Marks or NTN Marks.

2.5 NTN Technologies License. NTN hereby grants to BUZZTIME, subject to any contractual restrictions governing the usage of any NTN Technologies imposed by pre-existing agreements with third parties (other than Affiliates), a non-transferable (except as expressly permitted by this Licensing and Marketing Agreement), worldwide, royalty-free license to use, customize and exploit the NTN Technologies only to the extent necessary to enable BUZZTIME to fulfill its obligations under this Licensing and Marketing Agreement for so long as BUZZTIME shall provide Content to NTN pursuant to the license granted in Article 2.3.



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                  ARTICLE 3: LICENSED MARKETS AND TERRITORIES

3.1 NTN Market. The Licenses granted to NTN hereunder are limited to the Commercial Market. NTN is expressly prohibited from providing the BUZZTIME Content to the Consumer Market. NTN shall not enter into any agreements with third parties for distribution of the BUZZTIME Content to the Consumer Market without BUZZTIME's prior written consent, which consent shall not be unreasonably withheld; BUZZTIME shall respond to any such request from NTN as soon as practicable. From and after the Effective Date, NTN will include a provision in any and all agreements with third parties for licensing of the BUZZTIME Content prohibiting such third parties from distributing the BUZZTIME Content to the Consumer Market.

3.2 BUZZTIME Market. The Licenses granted to BUZZTIME hereunder are limited to the Consumer Market. BUZZTIME is expressly prohibited from providing the BUZZTIME Content directly to the Commercial Market. BUZZTIME shall not enter into any agreements with third parties for distribution of the BUZZTIME Content to the Commercial Market, without NTN's prior written consent, which consent shall not be unreasonably withheld; NTN shall respond to any such request from BUZZTIME as soon as practicable, unless a specific period to time for such response is otherwise agreed to by NTN in writing. From and after the Effective Date, BUZZTIME will include a provision in any and all agreements with third parties for licensing of the BUZZTIME Content prohibiting such third parties from distributing the BUZZTIME Content to the Commercial Market.

                   ARTICLE 4: IMPLEMENTATION OF TECHNOLOGIES

4.1      Technology Transfer.

         (a) BUZZTIME will as soon as reasonably practicable after execution of this Licensing and Marketing Agreement deliver copies of all tangible embodiments of the BUZZTIME Technologies to NTN to enable NTN to distribute the BUZZTIME Content and shall concurrently with any such transfer advise NTN of any contractual restrictions of the type described in
                  Article 2.1 that apply to the use of the BUZZTIME Technologies by NTN in the NTN Business.

         (b) NTN will as soon as reasonably practicable after execution of this Licensing and Marketing Agreement deliver copies of all tangible embodiments of the NTN Technologies to BUZZTIME to enable BUZZTIME to fulfill its obligation to broadcast live events to NTN as defined in this Agreement.

4.2      Improvements.

         (a) BUZZTIME will provide NTN with a minimum of one (1) year's notice prior to implementation of any material Improvements to the BUZZTIME Technologies;



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         (b)      NTN will provide BUZZTIME with a minimum of one (1) year's notice prior to implementation of any material Improvements to the NTN Technologies;

         (c) in the event either Party implements any such Improvements prior to one (1) year from the date of such notice,

                  (i) BUZZTIME will maintain the BUZZTIME Technologies, as existing at time such notice is given, to enable NTN to continue distribution of the BUZZTIME Programs;

                  (ii) NTN will maintain the NTN Technologies, as existing at time such notice is given, to enable BUZZTIME to continue to fulfill its obligation to broadcast live events to NTN as defined in this Agreement.

         (d) the Parties will negotiate in good faith regarding the transition to material Improvements in the event either Party is required to incur material costs in connection with implementation of any such Improvements including, but not limited to, maintenance of

                  (i) a modified version of the BUZZTIME Technologies by BUZZTIME to assist NTN during the transition period;

                  (ii) a modified version of the NTN Technologies by NTN to assist BUZZTIME during the transition period;

         (e) BUZZTIME shall at all times maintain and support the current version of the BUZZTIME Technologies in use by NTN during the Term. Should NTN agree to use an improved version of the BUZZTIME Technologies, that improved version will become the new current version for purposes of this Licensing and Marketing Agreement.

4.3 Account Manager. BUZZTIME shall within ninety (90) days following the execution of this Licensing and Marketing Agreement appoint an account manager ("ACCOUNT MANAGER") who shall be dedicated to acting as the main liaison between BUZZTIME and NTN. BUZZTIME shall ensure that the Account Manager shall:

         (a) keep NTN informed regarding the BUZZTIME Business as such plans or activities with respect thereto may affect the NTN Business, including by providing NTN with advance notification of any: (i) proposed Improvements pursuant to 4.2; (ii) impact such Improvements may have on the BUZZTIME Programs as distributed by NTN; (iii) third party software or client plug-ins under consideration by BUZZTIME for inclusion in the BUZZTIME Business for which NTN must pay; and (iv) responding to any further reasonable requests for information made by NTN;



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         (b)      communicate NTN's suggestions for Improvements, interests and any concerns to an appropriate senior person within BUZZTIME. BUZZTIME will consider in good faith NTN's opinion regarding the desirability of any proposed modifications suggested by either Party of the Core Technologies taking into consideration, inter alia, the cost to BUZZTIME of deployment of such modification, the deployment of such modification by NTN in the NTN Business and the need for BUZZTIME to deploy such modification to maintain BUZZTIME's competitiveness;

         (c) advise NTN of and provide NTN with access to relevant web sites and other relevant communications vehicles generally available to BUZZTIME'S distributors for the purpose of communication between BUZZTIME and NTN and the dissemination to and ready access by NTN of support service information; and

         (d) invite NTN to attend all relevant conferences and seminars organized by BUZZTIME that are open to its distribution partners and provide NTN with appropriate details of those events.

4.4 Account Liaison. NTN shall within ninety (90) days following the execution of this Licensing and Marketing Agreement appoint an account liaison who shall be the main liaison between NTN and BUZZTIME.

4.5 Support Services. The Parties agree to provide, either themselves or through any of their Affiliates, for a period to extend the longer of:
         i) five (5) years from the Effective Date or ii) until termination of the obligation of BUZZTIME to provide new BUZZTIME Content per Article 2.3, support services comparable to the support services and service levels provided by the Parties to their distributors or customers as part of each Party's Business.

4.6 Support and Maintenance Agreement. As soon as reasonably practicable following the execution of this Licensing and Marketing Agreement, the Parties shall negotiate in good faith with to enter into a support and maintenance agreement to provide support services of the type referred to in Article 4.5 on such terms and conditions as shall be mutually agreed upon. Such service level agreement shall include, but is not limited to:

         (a) maintenance and upgrading of the BUZZTIME Programs and BUZZTIME Technologies, exclusive of development or customization specific to the NTN Network;

         (b)      maintenance and upgrading of the NTN Technologies,

         (c) each Party to have full rights to utilize and incorporate Improvements;

         (d) maintenance and upgrades to the BUZZTIME Technologies made by BUZZTIME in the ordinary course of business



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         (e)      maintenance and upgrades to the NTN Technologies made by NTN in the ordinary course of business

                             ARTICLE 5: PROGRAMMING

5.1      Programming. The BUZZTIME Content shall be programmed as follows:

         (a) Structure. BUZZTIME will develop and maintain the original programming existing and in use as of the Effective Date for distribution by NTN to the Commercial Market; however, NTN shall determine the "look and feel" of the BUZZTIME Content for use in the NTN Business.

         (b) Content. NTN will program the BUZZTIME Content in its sole discretion in accordance with the Programming Principles (as defined below). Nothing in this Licensing and Marketing Agreement shall be deemed to create any obligation of NTN to accept or use any BUZZTIME Content.

         (c) QB1/Predict the Play Studio Production. BUZZTIME will produce, in substantially its current form, the program known as "QB1/Predict the Play" for NTN during the initial five (5) years of the Term, including through conclusion of the 2005/2006 football season. No fee therefor shall be paid by NTN during the initial two (2) years of QB1/Predict the Play production by BUZZTIME. During the three (3) years immediately subsequent to such two (2) year period, NTN shall pay BUZZTIME a production fee of $175 per game produced; however, in the event BUZZTIME produces a QB1/Predict the Play application for a third party at any time during such three (3) year period, the production fee payable by NTN to BUZZTIME for QB1/Predict the Play will be directly offset by any QB1/Predict the Play production fees collected by BUZZTIME from any such third party during the course of such production by BUZZTIME for that third party.

         (d) Graphics. Each Party will make available to the other Party any and all graphics developed by such Party for the BUZZTIME Content as distributed by NTN to the Commercial Market. Each Party will retains all right, title and interest to and of any such graphics provided pursuant to this Article 5.1.

5.2      Acquisition and Use of Content by NTN. NTN:

         (a) in its sole discretion and at its sole cost and expense, may create, author and/or acquire Content for programming to be distributed by NTN to the Commercial Market including by developing relationships with third party Content providers; provided, however, that NTN shall not acquire entertainment and game content directly from any third party provider during the initial five (5) years of the Term; rather, NTN shall extend to BUZZTIME a right of first refusal during such period to develop relationships directly with any and all third party entertainment and game content providers for the purpose of acquiring Content for programming to be distributed by NTN, and, BUZZTIME, in turn, will provide such content to



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                  NTN pursuant to the terms of this Licensing and Marketing
                  Agreement. Any such Content acquired by BUZZTIME for distribution by NTN pursuant to this Article 5.2 must meet NTN's programming quality and feature standards, including but not limited to branding aspects of such Content, as well as any and all related features and benefits in any form whatsoever, as determined by NTN in its sole discretion;

         (b) shall adhere to the following programming principles ("PROGRAMMING PRINCIPLES") in the usage of all BUZZTIME Content licensed hereunder:

                  (i) NTN may modify, edit or augment any BUZZTIME Content subject to the terms of the BUZZTIME Content License;

                  (ii) shall comply with all contractual restrictions of the type described in Article 2.3 applicable to the BUZZTIME Content and of which NTN is advised pursuant to Article 5.3(a)(i) hereinbelow;

                  (iii) NTN shall immediately cease distribution of any BUZZTIME Content as to which BUZZTIME advises NTN that BUZZTIME has become aware or has been advised is in breach or is alleged to be in breach of any contractual limitations to which such BUZZTIME Content is subject or which is alleged to infringe any third party Intellectual Property Rights;

         (c) shall use its commercially reasonable efforts so as to optimize the consumer appeal of the BUZZTIME Content as distributed by NTN hereunder and BUZZTIME'S image and identity as it occurs therein;

         (d) shall employ, at NTN's sole expense, a content staff member who may reside at BUZZTIME offices for the purpose of: i) communicating with the designated Account Manager per Article 4.2; and ii) managing the acquisition and use of the BUZZTIME Content per the License granted pursuant to Article 2.3;

         (e) shall feature BUZZTIME branding with the intent to present BUZZTIME Content as being owned by BUZZTIME immediately prior to, during and immediately following each game that features the BUZZTIME Content, with a portion of such branding to occur on the BUZZTIME Content screen, as distributed by NTN hereunder;

         (f) shall not, and shall not permit any third parties to, distribute the BUZZTIME Content to the Consumer Market during the Term; and

         (g) shall not cause any BUZZTIME Premium Games to be released, directly or by any third party, prior to the Commercial Activation Date without the prior written approval of BUZZTIME.

5.3      Furnishing of BUZZTIME Content. BUZZTIME:

         (a) shall deliver copies of all tangible embodiments of the Pre-existing Content to NTN as soon as reasonably practicable after execution of this Licensing and Marketing Agreement;

         (b) shall cause to be furnished to NTN all BUZZTIME Content in the Standard NTN Content Format, and shall concurrently therewith advise NTN of any contractual restrictions of the type described in Article 2.3 that apply to the use of such BUZZTIME Content by NTN in the NTN Business;

         (c) shall provide NTN with unlimited access to the BUZZTIME Content database for the purposes of this Agreement subject to the provisions of Article 2.3;

         (d) shall deliver copies of all tangible embodiments of any and all updates to the BUZZTIME Content to NTN on a quarterly basis; provided, however, that the obligation to provide updates shall expire simultaneously with any termination BUZZTIME's obligation to provide Additional BUZZTIME Content pursuant to Article 2.3;

         (e) shall, after exercise of its right to cease providing new BUZZTIME Content pursuant to Article 2.3, utilize its relationships with third party Content providers to facilitate, on a commercially reasonable basis and pursuant to
                  Article 5.2 (a), the acquisition by NTN of Content from those third parties;

         (f) shall not, and shall not permit any third parties to, distribute the BUZZTIME Content to any Commercial Market during the Term;

         (g) shall not cause any BUZZTIME Premium Games to be released, directly or by any third party, prior to the Commercial Activation Date of such BUZZTIME Premium Games without the prior written approval of NTN;

         (h) shall advise and obtain NTN's prior written consent with respect to any incremental cost payable by NTN to any third party (other than an Affiliate) that is: i) directly attributable to the use of such BUZZTIME Content in the NTN Business in the Commercial Market (which NTN shall pay if it uses such BUZZTIME Content);

         (i) shall negotiate in good faith with NTN for development of exclusive content or customization of the BUZZTIME Content upon request of NTN, at rates and pursuant to terms as mutually agreed between the Parties.

                             ARTICLE 6: ADVERTISING

6.1 Right to Sell Advertising. NTN has the exclusive right to sell advertising for insertion in the BUZZTIME Content distributed by NTN to the Commercial Market; provided, however, in consideration of the licenses granted and the performance by BUZZTIME hereunder, BUZZTIME has the right to utilize:

         (a) two (2) fifteen second (:15) ad screens per hour of BUZZTIME programming to be distributed by NTN in connection with the BUZZTIME Content to the Commercial Market; and

         (b) on an "as available" basis (inventory that has not been sold to third parties) as determined solely by NTN, two (2) fifteen second (:15) ad screens per hour of BUZZTIME programming to be distributed by NTN in connection with the BUZZTIME Content to the Commercial Market, subject to the terms and conditions of NTN's standard advertising agreement and payment of production charges by BUZZTIME, if necessary, pursuant to the then prevailing NTN advertising rate card (no media placement fee to be paid to NTN). NTN shall make available to BUZZTIME any and all technology necessary to enable BUZZTIME to undertake commercially reasonable efforts to produce its own ads for the purposes of defraying NTN production costs. At any time after the initial six
         (6) years of the Term, NTN may elect to terminate BUZZTIME's right to utilize any or all of the ad screens pursuant to (a) and (b) of Article 6.1, by providing BUZZTIME with twelve (12) months' written notice prior to the effective date of such termination; provided, however, that NTN may not terminate for so long as BUZZTIME continues to provide BUZZTIME Content per Article 2.3. Further, the advertising rights granted to BUZZTIME under this Article 6 shall terminate simultaneously with any termination by BUZZTIME of its obligations to provide Additional BUZZTIME Content to NTN as provided in Article 2.3.

6.2 Use of Advertising Screens. Any and all such advertising screens will be utilized by BUZZTIME solely for BUZZTIME, its Affiliates and distribution partners and all advertising content shall relate only to BUZZTIME, its Affiliates and distribution partners. No single advertisement under this Article 6.2 may run more than once per hour. The number of ad screens available to BUZZTIME hereunder may be increased at any time or from time to time on an "as available" basis as determined solely by NTN.

6.3 Advertising Leads and Marketing. BUZZTIME and NTN will share advertising leads and will carefully coordinate their marketing efforts. All sales of advertising to be inserted in BUZZTIME Content as distributed by NTN will be made in accordance with an advertising rate card for BUZZTIME Content to be established by NTN.

6.4 Promotion of NTN by BUZZTIME. BUZZTIME shall utilize its best efforts to provide promotion of NTN in the Consumer Market.

                             ARTICLE 7: USAGE DATA

7.1 Collection and Sharing of Usage Data. Subject to all applicable laws and regulations, NTN shall own any and all rights to Usage Data, or other information relating to use of the BUZZTIME Content as distributed by NTN to the Commercial Market. However, NTN will share aggregated Usage Data with BUZZTIME from time to time. With NTN's prior written consent, BUZZTIME may collect information provided by or relating to users of the BUZZTIME Content as distributed by NTN to the Commercial Market subject to strict compliance with each of the BUZZTIME and NTN privacy policies. Upon request, BUZZTIME shall provide a written description of how it proposes to use Usage Data.

7.2 User Data. BUZZTIME owns all right, title and interest in and to the BUZZTIME Player Data. NTN owns all right, title and interest in and to the NTN Player Data. The Parties may share such player data from time to time during the Term, as mutually agreed.

                           ARTICLE 8: CONFIDENTIALITY

8.1 Treatment of Confidential Information. Each Party and each of its respective Affiliates will maintain in confidence the other Party's Confidential Information and will not disclose, divulge or otherwise communicate such Confidential Information to any persons other than their employees with a need to know, or use such Confidential Information for any purpose, except as otherwise provided or permitted under the terms of this Licensing and Marketing Agreement and hereby agrees to exercise reasonable precautions including, without limitation, use of written agreements to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents. The provisions of this Article 8 will survive termination of this Licensing and Marketing Agreement.

8.2 Release from Restrictions. The provisions of Article 8.1 will not apply to any Confidential Information disclosed pursuant to this Licensing and Marketing Agreement or otherwise which:

         (a) was known or used by the receiving Party or its Affiliates (unless known on account of research or development done by or on behalf of the disclosing Party and distributed to the receiving Party or its Affiliates pursuant to confidentiality restrictions) prior to its date of disclosure to the receiving Party, as evidenced by the written records of the receiving Party or its Affiliates;

         (b) either before or after the date of the disclosure to the receiving Party, is lawfully disclosed without restriction to the receiving Party or its Affiliates by a third party (other than an Affiliate) rightfully in possession of the Confidential Information (but only to the extent of the rights received from and limitations imposed by such third party);

         (c) either before or after the date of the disclosure to the receiving Party, becomes published or available to the public through no fault or omission on the part of the receiving Party or its Affiliates;

         (d) is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides, if possible, prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to minimize the degree of such disclosure;

         (e) is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, or the rules of any regulatory authority or stock exchange relevant to that Party or its Affiliates (but the Receiving Party or its Affiliates will limit the disclosure as far as possible);

         (f) is independently developed by the receiving Party (other than on account of research or development done on behalf of the disclosing Party pursuant to confidentiality restrictions) without reference to the Confidential Information, as evidenced by written records; or

         (g) as part of normal reporting or review procedure to parent companies, auditors, attorneys, investors and potential investors, provided that such parent company, auditors, attorneys, investors and potential investors are bound by substantially similar obligations of confidentiality substantially similar to this Article 8.

                  ARTICLE 9: OWNERSHIP AND PROPRIETARY RIGHTS

9.1      Ownership.

         (a) BUZZTIME Property. The BUZZTIME Technologies, the BUZZTIME Marks and any and all goodwill inuring to the BUZZTIME Marks (including when used as part of a Composite Mark), the BUZZTIME Content and BUZZTIME's and its Affiliates' Confidential Information (collectively, the "BUZZTIME PROPERTY") are and will remain the sole and exclusive property of BUZZTIME, whether separate or combined with any other property (subject to the exclusions in relation to the Composite Marks, as referred to above). BUZZTIME's ownership rights under this Article 9.1 will include, but not be limited to all Intellectual Property Rights held by BUZZTIME in the BUZZTIME Property.

         (b) Company Material; Derivative Works. All modifications to, and Derivative Works of the BUZZTIME Technologies, BUZZTIME Marks or BUZZTIME Content created by NTN based upon such Intellectual Property Rights of BUZZTIME will be owned by BUZZTIME as a work-made-for-hire (and all right, title and interest therein is hereby irrevocably assigned by NTN to BUZZTIME) and licensed to NTN as part of the Licenses granted under Article 2. All other material (and also excluding the Composite Marks) in which there are

                  Intellectual Property Rights developed by NTN will be owned by NTN ("NTN MATERIAL"). NTN hereby grants BUZZTIME a perpetual, worldwide, non-exclusive, non-transferable (except as permitted by this Licensing and Marketing Agreement) license to use the NTN Materials (which license to use shall be royalty-free) and to sublicense the NTN Materials only to licensees of the BUZZTIME Technologies for a royalty to be negotiated in good faith by each of NTN and BUZZTIME, provided, that BUZZTIME shall not use any NTN Material either within or outside of the BUZZTIME Business until such royalty shall have been agreed upon.

         (c) Use of BUZZTIME Property. NTN will not, except to the extent permitted by applicable laws and notwithstanding any provision to the contrary, reverse engineer, decompile, disassemble, or otherwise attempt to reconstruct or discover any source code or algorithms of the BUZZTIME Technologies not provided to NTN in source code form. NTN will not delete or in any manner alter the Intellectual Property Rights notices (e.g.,(C),(TM), etc.) of BUZZTIME. NTN will reproduce and display BUZZTIME's Intellectual Property Rights notices where appropriate and pursuant to Schedule "C". NTN will use its commercially reasonable efforts (but will not commence proceedings except at the direction and cost of BUZZTIME) to protect BUZZTIME's Intellectual Property Rights and will report promptly to BUZZTIME any actual or suspected infringement or misappropriation of such rights of which it becomes aware.

         (d) NTN Property. The NTN Marks and any and all goodwill inuring to the NTN Marks (including when used as part of a Composite
                  Mark), and NTN's and its Affiliates' Confidential Information (collectively, the "NTN PROPERTY") are and will remain the sole and exclusive property of NTN, whether separate or combined with any other property (subject to the exclusions in relation to the Composite Marks, as referred to above). NTN's ownership rights under this Article 9.1 will include, but not be limited to all Intellectual Property Rights held by NTN in the NTN Property.

         (e) Use of NTN Property, NTN Material and NTN Marks. BUZZTIME will not, except to the extent permitted by applicable laws and notwithstanding any provision to the contrary, reverse engineer, decompile, disassemble, or otherwise attempt to reconstruct or discover any source code or algorithms of the NTN Property or NTN Material not provided by NTN to BUZZTIME in source code form. BUZZTIME will not delete or in any manner alter the Intellectual Property Rights notices (e.g.,(C),(TM), etc.) of NTN. BUZZTIME will reproduce and display NTN's Intellectual Property Rights notices where appropriate and pursuant to Schedule "E". BUZZTIME will use its commercially reasonable efforts (but will not commence proceedings except at the direction and cost of NTN) to protect NTN's Intellectual Property Rights and will report promptly to NTN any actual or suspected infringement or misappropriation of such rights of which it becomes aware.

9.2 Third Party Infringement. Each Party hereby reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights.

              ARTICLE 10: REPRESENTATIONS AND WARRANTIES; FURTHER
                      OBLIGATIONS; LIMITATION ON LIABILITY

10.1 Representations and Warranties of BUZZTIME. BUZZTIME represents, warrants and covenants to NTN that:

         (a) BUZZTIME has the power and authority to enter into this Licensing and Marketing Agreement and to fully perform its obligations hereunder, including the right to grant the Licenses on the terms set out in this Licensing and Marketing Agreement;

         (b) to the best of BUZZTIME's knowledge, BUZZTIME is not under any contractual or other legal obligation that will in any way interfere with the full, prompt and complete performance of its obligations pursuant to this Licensing and Marketing Agreement;

         (c) BUZZTIME has made application for trademark registration for the following trademarks: BUZZTIME(TM), PREDICT THE PLAY(TM), THE WORLD IS YOUR GAME SHOW(TM), and such trademarks are not subject to any contractual restrictions on their use in the BUZZTIME Business;

         (d) use of the BUZZTIME Marks in accordance with the Trademark License will not infringe any trademarks of a third party;

         (e) use of the BUZZTIME Technologies (including, but not limited to, all Software involved) and all documentation submitted by BUZZTIME to NTN in accordance with the BUZZTIME Technologies
                  License:

                  (i) will not infringe the Intellectual Property Rights (other than trademarks or patent rights) of any person; and

                  (ii) to the best of BUZZTIME's knowledge will not infringe any patent rights or trademark rights of any person;

         (f)      use of the BUZZTIME Content:

                  (i) subject to (ii) below, will not infringe the Intellectual Property Rights of any person; and

                  (ii) to the best of BUZZTIME's knowledge will not, to the extent that it is owned by any third party (other than an Affiliate), infringe the Intellectual Property Rights of any person; and

         (g) to the best of BUZZTIME's knowledge the BUZZTIME Technologies and the BUZZTIME Content will not contain any Foreign Elements (defined below). "FOREIGN ELEMENTS" means: any viruses, worms, logic bombs, security measures or other elements in the BUZZTIME Technologies and the BUZZTIME Content which have the capacity to change software or data present therein or associated therewith, or which have the capacity to affect or prevent the use thereof in any way. BUZZTIME will use up-to-date, commercially reasonable virus scanning programs and the like to attempt to detect and remove any Foreign Elements before providing the BUZZTIME Technologies and the BUZZTIME Content to NTN.

10.2 Representations and Warranties of NTN. NTN hereby represents, warrants and covenants to BUZZTIME that:

         (a) NTN has the power and authority to enter into this Licensing and Marketing Agreement and to fully perform its obligations hereunder, including the right to grant the Trademark License on the terms set out in this Licensing and Marketing Agreement;

         (b) it is not under any contractual or other legal obligation which will in any way interfere with the full, prompt and complete performance of its obligations pursuant to this Licensing and Marketing Agreement;

         (c) the use by NTN, BUZZTIME or any of their sub-licensees of any Derivative Works developed by NTN based on the BUZZTIME Technologies, excluding any and all third party contribution:

                  (i)      will not infringe the copyright of any person; and

                  (ii) to the best of NTN's knowledge will not infringe any other Intellectual Property Rights (other than trademarks or copyrights) of any person; and

         (d) the use of the Composite Marks by BUZZTIME will not infringe any trademarks of a third party registered for use in the United States.

10.3 Exclusion on Liability. Except where to do so would contravene any law or make any part of this clause void or unenforceable, each Party excludes liability to the other Party for any indirect, incidental, special or consequential loss (such as, but not limited to, loss of profits or revenues but not excluding damage to or loss of personal property), whether arising in contract, tort (including negligence) or otherwise that the other Party suffers or incurs in connection with this Licensing and Marketing Agreement.

10.4     Fraudulent Actions. The limitations on liability and damages set out in
         Article 10.3 apply to all causes of action that may be asserted hereunder, other than a cause of action resulting from another Party's fraudulent actions, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence or otherwise.

10.5 Replacement of Infringing Material. In the event that a third party makes a claim or commences proceedings against BUZZTIME or NTN or any Affiliates of either Party claiming that any of the BUZZTIME Technologies or the BUZZTIME Content (together `MATERIAL') infringes the Intellectual Property Rights of any person and BUZZTIME reasonably believes such infringement claim may be valid, then BUZZTIME shall use reasonable commercial efforts to do any one or more of the following:

         (a) modify the infringing Material so that the use of the Material ceases to infringe the rights of that person;

         (b) procure promptly for NTN and NTN's Affiliates the right to use the infringing Material free of any claim by such person for liability for infringement; or

         (c) replace the infringing Material with non-infringing Material on terms no more onerous than those permissible in this Licensing and Marketing Agreement.

10.6 Limitation on Warranties. The express warranties of BUZZTIME and NTN made in this Licensing and Marketing agreement are the only warranties made by the Parties regarding the subject matter of this Licensing and Marketing Agreement. To the extent permitted by law, each of BUZZTIME and NTN expressly disclaim any and all warranties, representations, promises, conditions or undertakings (including those of merchantability and fitness for purpose), whether arising by statute, operation of law, usage of trade, courses of dealing or otherwise. This is an agreement for the provision of services. The parties expressly disclaim any applicability of the Uniform Commercial Code and the United Nations Convention on International Sale of Goods.

10.7 Non-solicitation of Employees. Neither Party shall, during the Term, directly or indirectly solicit, employ, offer to employ, or engage as a consultant, any employee or consultant of the other Party without that other Party's prior written consent.

          ARTICLE 11: INDEMNITIES; LIMITATION ON CONSEQUENTIAL DAMAGES

11.1 Indemnification by BUZZTIME. BUZZTIME will defend, indemnify and hold harmless NTN, its Affiliates and their respective officers, directors, employees and agents from all liabilities, damages, costs and expenses (including, without limitation, reasonable outside counsel fees and expenses) incurred in connection with any third party claim against NTN relating to breaches by BUZZTIME of any of its representations or warranties or any of its obligations hereunder ("THIRD PARTY CLAIM") provided that such breach of any representation or warranty or any of its obligations under this Licensing and Marketing Agreement is not caused by any willful misconduct or gross negligence on the part of NTN. BUZZTIME'S obligations under this Article 11.1 will constitute NTN's sole and exclusive remedy (in addition to Article 10.5 if applicable) in connection with any Third Party Claim, including for any infringement by the BUZZTIME Technologies, BUZZTIME Marks and BUZZTIME Content and their use by NTN or third parties.

11.2 Indemnification by NTN. NTN will defend, indemnify and hold harmless BUZZTIME, its Affiliates and their respective officers, directors, employees and agents from all liabilities, damages, costs and expenses (including without limitation, reasonable outside counsel fees and expenses) incurred in connection with any third party claim against BUZZTIME relating to breaches by NTN of any of its representations or warranties or any of its obligations hereunder (also a "THIRD PARTY CLAIM") provided that such breach is not caused by any willful misconduct or gross negligence on the part of BUZZTIME. NTN'S obligations under this Article 11.2 will constitute BUZZTIME'S sole and exclusive remedy in connection with any Third Party Claim including for any infringement of Intellectual Property Rights of third parties by BUZZTIME.

11.3 Consequential Loss. The exclusion of liability for consequential loss in Article 10.3 is subject to the following in relation to the indemnities given in Articles 11.1 and 11.2:

         (a) any direct loss suffered by a third party making any Third Party Claim will not be considered to be consequential loss; and

         (b) if in relation to any Third Party Claim referred to in Sections 10.1 or 10.2, NTN or BUZZTIME respectively, is entitled to recover any other form of consequential loss from any other person in relation to that Third Party Claim (whether through indemnity, subrogation or otherwise), NTN or BUZZTIME respectively will remit any recovery received from such person to the indemnified Party, net of any actual out-of-pocket costs and expenses incurred by the indemnifying Party in seeking such recovery; provided, that the percentage share of the total amount of such costs and expenses deducted from any such recovery shall not be greater than the percentage that the amount that is remitted to the indemnified Party bears to the total recovery of the indemnifying Party with respect to such Third Party Claim and for which such costs and expenses were incurred.

11.4 Requirements for Being Indemnified. The Party seeking indemnification must:

         (a) promptly notify the indemnifying Party in writing of any claim or legal proceeding which gives rise to such right (unless the indemnifying Party is already aware of the claim or proceedings);

         (b) afford the indemnifying Party the opportunity to participate in any proceeding, including by selection of its own counsel, and to control the compromise, settlement, resolution or other disposition of such claim or proceeding; and

         (c) fully cooperate with the indemnifying Party (and the counsel selected by the indemnifying counsel to defend the matter), at the indemnifying Party's expense, in such indemnifying Party's participation in, and control of, any claim or proceeding and the compromise, settlement, resolution or other disposition of such claim or proceeding; provided, however, that if such compromise, settlement, resolution or other disposition could have an adverse affect on the indemnified Party, then indemnified Party's consent to such compromise, settlement, resolution or other disposition will be required but will not be unreasonably withheld.

                            ARTICLE 12: TERMINATION

12.1 Term. The term ("TERM") of this Licensing and Marketing Agreement will commence on the Effective Date, and unless terminated earlier in accordance with its terms, will continue for an initial term ("INITIAL TERM") that will end twenty-five (25) years from the Effective Date.

12.2 Extension of Term. Unless terminated earlier in accordance with its terms, before the end of the Initial Term, the Parties shall negotiate in good faith to agree on terms on which they may extend this License and Marketing Agreement. If by the end of the Initial Term, the
         Parties:

         (a) have agreed on terms, this License and Marketing Agreement will be extended on the terms agreed; or

         (b) have not agreed on terms, this License and Marketing Agreement will be extended for a first extension period of six (6) months during which the Parties will continue to negotiate in good faith to agree on terms for extension. If at the end of that first extension period the Parties have not agreed on terms, this License and Marketing Agreement will then be extended for a second extension period of twelve (12) months.

12.3 Damages on Expiration or Termination Other Than For Cause. If this Licensing and Marketing Agreement is terminated in accordance with its terms, neither Party will be liable to the other for damages of any kind under this Licensing and Marketing Agreement upon its termination arising out of the fact of termination itself (except if the Licensing and Marketing Agreement has been wrongfully terminated). Each Party waives any right it may have to receive any compensation or reparations under the law of any jurisdiction in the event of such termination. For the avoidance of doubt, nothing in this Article 12.3 prevents a Party from claiming damages or seeking any other remedy available to that Party in relation to the breach or event that gave rise to the right to terminate this Licensing and Marketing Agreement in accordance with its terms.

12.4 Specific Performance; Injunctive Relief. The Parties acknowledge and agree that any breach of either of the Parties' obligations regarding Intellectual Property Rights, trademarks, service marks or trade names and/or confidentiality would cause or threaten to cause irreparable harm and significant injury which would be difficult to ascertain and which could not be remedied by the payment of damages alone. Accordingly, NTN and BUZZTIME agree that in the event of any such breach or threatened breach, the non-breaching Party will be entitled to seek preliminary and permanent injunctive relief and other equitable relief in addition to its other available legal remedies.

12.5 Termination for Cause. This Agreement may be terminated immediately under any of the following conditions:

         (a) By either party if the other party shall be declared insolvent or bankrupt;

         (b) By either party if a petition is filed in any court to declare the other party bankrupt or for a reorganization under Title 11, U.S. Code or any similar federal or state law for the relief of debtors and such petition is not dismissed in ninety
                  (90) days or if any receiver, trustee, assignee, liquidator or other similar official under any such law is appointed for the other party;

         (c) By either party if the other party does not pay, in full, any payments due the first party within one-hundred fifty (150) days from the date that such payments are due (the running of such limitations period to be suspended during the procedure under Article 14.1 and during the pendency of any litigation or arbitration); or

         (d) By either party if the other party otherwise materially breaches the terms of this Agreement (except as regards matters covered by the preceding clause (c)), and such breach is not cured within ninety (90) days after written notice of such breach is given by the aggrieved party (the running of such limitations period to be suspended during the procedure under Article 14.1 and during the pendency of any litigation or arbitration).

12.6 Effect of Termination. If this Agreement is terminated other than as a result of a material breach of this Agreement, the Parties agree to cooperate in order to effect an orderly winding up and termination of their relationship.

                           ARTICLE 13: MISCELLANEOUS

13.1 Assignment. Except as otherwise provided in this Licensing and Marketing Agreement, no Party may assign or transfer any of its rights or obligations under this Licensing and Marketing Agreement, in whole or in part, without the written consent of the other Party, except (i) in connection with the sale of all or substantially all of its assets;
         (ii) to the surviving entity in a merger or consolidation; (iii) to an Affiliate; or (iv) to satisfy a regulatory requirement imposed upon a Party by a governmental body with appropriate authority; provided, however, that NTN shall provide BUZZTIME with prior notice of any proposed assignment of this Licensing and Marketing Agreement and in the event the proposed assignee is a direct competitor of BUZZTIME, including assignees pursuant to (i), (ii), or (iii) above, NTN must obtain BUZZTIME's prior consent to such assignment which consent shall not be unreasonably withheld.

13.2 Notices. Any notice, direction or other instrument required or permitted to be given or made hereunder will be in writing and will be sufficiently given or made if delivered in person to the address set forth below or if telecopied or sent by other means of recorded electronic communication confirmed by delivery as soon as practicable or if dispatched, fees prepaid, by overnight courier.

         Notices to NTN will be addressed as follows:

         NTN Communications, Inc.
         5966 La Place Court
         Carlsbad, CA 92008
         Attention: Chief Executive Officer
         Fax: (760) 930-1187

         with a copy to:
         Legal Department
         NTN Communications, Inc.
         5966 La Place Court
         Carlsbad, CA 92008
         Fax: (760) 929-5293

         Notices to BUZZTIME will be addressed as follows:

         BUZZTIME, Inc.
         5966 La Place Court
         Carlsbad, CA 92008
         Attention: President
         Fax: (760) 930-1187

         with a copy to:
         Legal Department
         BUZZTIME, Inc.
         5966 La Place Court
         Carlsbad, CA 92008
         Fax: (760) 929-5293

         Any notice, direction or other communication so given or made will be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communications (provided such day of delivery or sending is a business day and, if not, then on the first business day thereafter). Either Party hereto may change its address for notice to the other Party by notice given in the manner aforesaid.

13.3 Governing Law. This Licensing and Marketing Agreement and the rights and liabilities of the Parties hereunder, shall be governed and construed in accordance with the laws of the State of California, without reference to any conflicts of law provisions and each of the Parties hereto hereby irrevocably submits for all purposes in connection with this Licensing and Marketing Agreement to the exclusive jurisdiction of the courts of the State of California.

13.4 Captions. Captions contained in this Licensing and Marketing Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Licensing and Marketing Agreement or the intent of any provision hereof.

13.5 Public Announcements. No Party shall be entitled to make or permit or authorize the making of any press release or other public statement or disclosure concerning this Licensing and Marketing Agreement without the prior written consent of the other Party except as otherwise may be required by law or the rules of any regulatory authority or stock exchange relevant to that Party or its Affiliates and upon the advice of such Party's legal counsel (but each Party will limit any such required disclosure as far as possible).

13.6 Construction. References in this Licensing and Marketing Agreement to a statute or statutory instrument include a statute or statutory instrument amending, consolidating or replacing them, and reference to a statute include statutory instruments and regulations made pursuant to it. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. This Licensing and Marketing Agreement has been negotiated by the Parties hereto, each of which has been independently represented by counsel and shall be interpreted in accordance with its terms without any strict construction for or against any Party.

13.7 Counterparts. This Licensing and Marketing Agreement may be signed in counterparts that together will be deemed to constitute one valid and binding document with effect from the date the last of the counterpart copies is signed and returned in accordance with the delivery provisions set forth in Article 13.2 and delivery of the counterparts may be effected by means of facsimile transmission.

13.8 Compliance with Law. Each Party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Licensing and Marketing Agreement, including but not limited to complying with all laws, rules, and regulations applicable to advertising and other promotional content.

13.9 Force Majeure. Notwithstanding any other provision in this Licensing and Marketing Agreement to the contrary, no Party will have any liability to the other Parties with respect to its failure to perform its obligations under this Licensing and Marketing Agreement, except for the payment of amounts due, if such failure is due to force majeure, including, without limitation, any of the following events:
         (i) the failure of any equipment or software under the control of a person, firm or entity (other than an Affiliate); (ii) fire, flood, earthquake, labor dispute, law or government regulation; or (iii) any other cause beyond the reasonable control of such Party. In any such case, the Parties' time for performance under this Licensing and Marketing Agreement and the term hereof, to the extent affected by any of the foregoing, will be correspondingly extended.

13.10 Survival. The following Articles of this Licensing and Marketing Agreement will survive its termination or expiration: Article 8 (Confidentiality), Article 9 (Ownership and Proprietary Rights), Article 10.3 (Exclusion on Liability), Article 11 (Indemnities; Consequential Damages), Article 12.6 (Effect of Termination), and Article 13 (Miscellaneous).

13.11 Waivers; Reservation of Rights and Remedies. No course of dealing between the Parties will operate as a waiver of the Parties' rights under this Licensing and Marketing Agreement. No delay or omission on the part of a Party in exercising any right under this Licensing and Marketing Agreement will operate as a waiver of such right or any other right hereunder. No waiver will be binding unless it is in writing and signed by an authorized signatory of the waiving Party. A waiver by a Party in any instance of any of the terms or conditions of this Licensing and Marketing Agreement or of any breach of this Licensing and Marketing Agreement will not constitute a waiver of such terms or conditions in the future or a waiver of any subsequent breach hereof. All remedies, rights, undertakings, obligations and agreements hereunder will be cumulative, and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of a Party.

13.12 Severability. In case any one or more of the terms contained in this Licensing and Marketing Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms will not in any way be affected or impaired thereby. The Parties will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable terms with valid terms the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable terms.

13.13 Entire Agreement; Modifications. This Licensing and Marketing Agreement contains the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, whether oral or written, regarding such subject matter. This Licensing and Marketing Agreement may only be modified by a writing executed by both Parties.

                         ARTICLE 14: DISPUTE RESOLUTION

14.1 Dispute Resolution. If a dispute arises between the Parties out of or under or in relation to the subject matter of this Licensing and Marketing Agreement ("DISPUTE"), a Party may not commence any court or arbitration proceedings relating to that Dispute (except as provided in Article 12.4 if applicable) unless it has first complied with the procedure set out in paragraphs (a) to (g) below:

         (a) a Party claiming that a Dispute has arisen must give written notice ("NOTICE") to the other Party specifying the nature of the Dispute;

         (b) each Party receiving the Notice shall respond in writing to the Notice indicating its views on the Dispute and whether it accepts or rejects part or all of the claims contained in the Notice and its reasons for doing so (the "RESPONSE"). The Response may include a without prejudice offer of settlement and shall be served on the Party issuing the Notice and all other Parties to the Dispute within 14 days of service of the Notice unless the Dispute is resolved prior to that date;

         (c) if the Dispute has not been resolved within 21 days of service of the Notice then the Parties shall refer the Dispute to the chief executive officer of each Party who shall meet promptly and endeavor to resolve the Dispute;

         (d) if the Dispute has not been resolved within 28 days of service of the Notice then the Dispute shall be referred to mediation by notice in writing by one Party to the other Parties (the "MEDIATION NOTICE"), such mediation to be conducted in accordance with the provisions of paragraph (e);

         (e) the Parties shall agree within 7 days of service of the Mediation Notice on the identity of the mediator and the terms of his or her appointment and the rules and procedures to be adopted for the mediation;

         (f) the mediation will be commenced within thirty (30) days of appointment of the mediator;

         (g) the Parties acknowledge that the purpose of any exchange of information or documents or the making of any offer of settlement pursuant to paragraphs (b) to (e) above is to attempt to settle the Dispute between the Parties and is not to be used for any purpose other than attempting to resolve the Dispute, and in particular, shall not, unless both/all Parties consent, be admissible in any court or arbitration proceedings; and

         (h) this Article 14.1 shall not apply where a Party seeks interlocutory or injunctive relief.

         IN WITNESS WHEREOF, the undersigned have each executed or caused this Licensing and Marketing Agreement to be executed as of the date and year first above written.

NTN COMMUNICATIONS, INC., a Delaware corporation


By:      /s/ Stanley B. Kinsey
    --------------------------------------------
         Stanley B. Kinsey
         Chief Executive Officer


BUZZTIME, INC., a Delaware corporation


By:      /s/ V. Tyrone Lam
    --------------------------------------------
         V. Tyrone Lam
         President

                                   SCHEDULE A

                               CROSS-LICENSING OF

                              BUZZTIME TECHNOLOGIES

                              AND NTN TECHNOLOGIES

                                   SCHEDULE B

                           STANDARD NTN CONTENT FORMAT



To be provided.

                                   SCHEDULE C

                    BUZZTIME INTELLECTUAL PROPERTY GUIDELINES


NTN shall only display or use the BUZZTIME Marks in the form and manner as specifically approved by BUZZTIME in writing. NTN shall cause to be irremovably and legibly printed or affixed in a clearly visible location approved by BUZZTIME the following:

i) Trademark notices as directed and specified by BUZZTIME, including a legend indicating that the BUZZTIME Marks are trademarks of BUZZTIME, Inc. and are being used under license from BUZZTIME;

ii)      Copyright notices as directed by BUZZTIME; and

iii) All other notices reasonably required by BUZZTIME to protect the interests of BUZZTIME.

NTN will not use any trademark or copyright notices in connection with the BUZZTIME Marks that conflict with, negate or cause confusion with any notices required herein. NTN will not use the BUZZTIME Marks on any business sign, business card, invoice, sales sheet, brochure, catalogue or other form, or as part of NTN's business except as authorized by BUZZTIME in writing prior to any such usage.

                                   SCHEDULE D

                               BUZZTIME CONTENT(1)

                              At December 31, 1999


TRIVIA GAME SHOW LIBRARY                INTERACTIVE PLAY-ALONG SPORTS GAMES
------------------------                -----------------------------------
PREMIUM TRIVIA GAMES:                   QB1(R)
fling(TM)                               Hoops(R)
Passport(TM)                            Predict the Play(TM)applications
Playback(TM)                            Brackets(TM)
Showdown(R)                             Football Challenge(TM)
SportsIQ(TM)                            Survivor(TM)
SportsTriviaChallenge(R)                Uppercut(R)
Spotlight(TM)
Glory Daze(TM)

TRIVIA GAMES:                           INTERACTIVE POLLING APPLICATIONS:
BrainBuster(R)                          Awards Shows
Countdown(R)                            Play-Along Game Shows (Paranoia, Decades)
Topix(TM)                               Viewer Polling
Wipeout(TM)                             Ad Polls (viewers voting for favorite ads)
Nightside(R)
SportsTrivia(R)
Retroactive(TM)
Football Weekend Roundup(TM)            DATA FEEDS:
Abused News(R)                          Sports Data Feeds
Appeteasers(TM)                         News Data Feeds
Jukebox(TM)                             Business Data Feeds
Triviaoke(R)
Undercover(R)
Viewer's Revue(R)


(1) Includes all formats, text, graphics, related software and applicable copyrights.

                                   SCHEDULE E

                      NTN INTELLECTUAL PROPERTY GUIDELINES


BUZZTIME shall only display or use the NTN Marks in the form and manner as specifically approved by NTN in writing. BUZZTIME shall cause to be irremovably and legibly printed or affixed in a clearly visible location approved by NTN the following:

i) Trademark notices as directed and specified by NTN, including a legend indicating that the NTN Marks are trademarks of NTN Communications, Inc. and are being used under license from NTN;

ii)      Copyright notices as directed by NTN; and

iii) All other notices reasonably required by NTN to protect the interests of NTN.

BUZZTIME will not use any trademark or copyright notices in connection with the NTN Marks that conflict with, negate or cause confusion with any notices required herein. BUZZTIME will not use the NTN Marks on any business sign, business card, invoice, sales sheet, brochure, catalogue or other form, or as part of BUZZTIME's business except as authorized by NTN in writing prior to any such usage.